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                                                                      EXHIBIT 15

Ford Motor Credit Company
The American Road
Dearborn, Michigan

Re: Ford Motor Credit Company Registration Statement Nos. 333-75177, 333-50611,
    333-45015 and 333-41059 on Form S-3

     We are aware that our report dated April 13, 1999 accompanying the unaudited interim financial information of Ford Motor Credit Company and subsidiaries for the periods ended March 31, 1999 and 1998 and included in the Ford Motor Credit Company Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 will be incorporated by reference in the above Registration Statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
April 22, 1999